CT-197148

Certificate Of Incorporation

*I, **MELANIE E. RIVERS-WOODS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Spring Creek Acquisition Corp.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 16th day of October Two Thousand Seven

Given under my hand and Seal at George Town in the Island of Grand Cayman this 16th day of October Two Thousand Seven

CERTIFIED TO BE A TRUE AND CORRECT COPY

Sig.. [signature]

Melanie E. Rivers-Woods
Assistant Registrar

Date ***16 October 2007***

(SGD. MELANIE E. RIVERS-WOODS)

Assistant Registrar of Companies,
Cayman Islands.

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS